Exhibit 10.5

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

(As approved by the Compensation and Benefits Committee of

the Board of Directors on March 18, 2011

and amended and restated as of March 30, 2012)

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE 1

PURPOSE AND TERM

1.1Purpose. Superior Industries International, Inc. (the "Company") established this Superior Industries International, Inc. Executive Change in Control Severance Plan (the "Plan") in order to provide transitional income to certain executive officers who are involuntarily terminated in connection with a Change in Control (as defined herein). The Compensation and Benefits Committee of the Board amended and restated the Plan effective as of March 30, 2012 to accommodate three new classes of participation, add a claims procedure, specify a form of Separation Agreement and General Release, and make certain other modifications. The Company intends that this Plan qualify as and come within the various exceptions and exemptions under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, for an unfunded plan maintained primarily for a select group of management or highly compensated employees, and any ambiguities in this Plan shall be construed to effect that intent.

1.2Term. The Plan shall be effective as of the Effective Date, subject to amendment from time to time in accordance with Section 7.2. The Plan shall continue until terminated pursuant to Article 7 of the Plan.

ARTICLE 2

DEFINITIONS

As used herein, the following words and phrases shall have the following meanings:

2.1"Affiliate" means any corporation or entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2"Base Salary" means the amount a Participant is entitled to receive as wages or salary on an annualized basis as in effect from time to time, without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, commissions, overtime pay or income from stock options, stock grants or other incentive compensation.

2.3"Board" means the Board of Directors of the Company.

2.4"Cause" means, as a reason for a Participant's termination of employment, a determination by the Board that the Participant has committed or engaged in any of the following:

(i)any act that constitutes, on the part of the Participant, fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty;

(ii)willful disregard of published Company policies and procedures or codes of ethics; or

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(iii)conduct by the Participant in his or her office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith. Notwithstanding the foregoing, in the case of conduct described in clause (ii) or (iii) above, such conduct shall not constitute "Cause" unless the Board shall have delivered to the Participant notice setting forth with specificity (A) the conduct deemed to qualify as "Cause," (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than thirty (30) days) within which the Participant may take such remedial action, and the Participant shall not have taken such specified remedial action within the specified time.

2.5"Change in Control" means any transaction or series of transactions qualifying as a "change in control" under Section 409A of the Code.

2.6"Change in Control Severance Benefits" means the benefits payable in accordance with Section 4.2 of the Plan.

2.7"Code" means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying proposed or final regulations.

2.8"Committee" means the Compensation and Benefits Committee of the Board.

2.9"Company" means Superior Industries International, Inc., or its successor as provided in Section 9.6.

2.10"Disability" shall mean any physical or mental condition which would qualify a Participant for a disability benefit under the long-term disability plan maintained by the Company and applicable to that particular Participant, or if no such disability plan exists, "Disability" means Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

2.11"Effective Date" means March 18, 2011.

2.12"Employee" means any regular, full-time or part-time employee of the Company or any Affiliate.

2.13"Good Reason" means, as a reason for a Participant's resignation from employment, the occurrence of any of the following without the consent of the Participant:

(i)a material diminution in the Participant's Base Salary;

(ii)a material diminution in the Participant's authority, duties, or responsibilities; or

(iii)a material change in the geographic location at which the Participant must perform services (it being agreed that for purposes of this Plan, a required relocation of more than fifty (50) miles shall be material).

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A termination by the Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant. Good Reason shall not include the Participant's death or Disability. The parties intend, believe and take the position that a resignation by the Participant for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-1(n)(2).

2.14"Participant" means any Employee designated by the Committee as a participant in the Plan. Each Participant shall be designated as a Tier I, Tier II, Tier III or Tier IV Participant, as specified in Exhibit A hereto, as amended from time to time.

2.15"Payment Multiple" means 2.0 for Tier I Participants, 1.0 for Tier II Participants, 0.5 for Tier III Participants, and as designated by the Committee on an individual basis for Tier IV Participants.

2.16"Plan" means this Superior Industries International, Inc. Executive Change in Control Severance Plan, as amended from time to time.

2.17"Target Annual Bonus" means, with respect to any Participant, the Participant's annualized target bonus opportunity, unadjusted for either company performance or individual performance, under the annual corporate incentive plan applicable to the Participant.

2.18"Termination Date" means the date of the termination of a Participant's employment with the Company as determined in accordance with Article 6.

ARTICLE 3

ELIGIBILITY

3.1Participation. The Committee shall designate from time to time those Employees who are Participants in the Plan. Exhibit A, attached hereto and made a part hereof, sets forth the Participants as of the Effective Date, which may be amended by the Committee, at any time prior to a Change in Control to add or remove individual Participants; provided, however, that the removal of individual Participants from the Plan shall not be effective for at least twenty-four (24) months after notification to the Participants of such action. If a Change in Control occurs during such 24-month period, any such action to remove individual Participants shall be null and void. The Corporate Secretary of the Company shall sign and date Exhibit A each time it is amended, and shall keep a copy of the current official copy of Exhibit A as part of the Company's corporate records.

3.2Duration of Participation. Subject to Article 7 and the provisions of Section 3.1, an Employee shall cease to be a Participant in the Plan if (i) his or her employment is terminated under circumstances in which he or she is not entitled to Change in Control Severance Benefits under the terms of this Plan, or (ii) prior to a Change in Control, he or she is removed as a Participant. Notwithstanding the foregoing, a Participant who has terminated employment and is entitled to Change in Control Severance Benefits under Article 4 shall remain a Participant in the Plan until the full amount of the Change in Control Severance Benefits have been paid to such Participant.

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ARTICLE 4

CHANGE IN CONTROL SEVERANCE BENEFITS

4.1Right to Change in Control Severance Benefits.

(a)A Participant shall be entitled to the Change in Control Severance Benefits in the amount provided in Section 4.2 if, within the two-year period following a Change in Control, (i) the Participant's employment with the Company or any Affiliate is terminated by the Company without Cause (other than by reason of the Participant's death or Disability) or (ii) the Participant's employment is terminated by the Participant for Good Reason within a period of 160 days after the occurrence of the event giving rise to Good Reason.

(b)If a Change in Control occurs and (i) a Participant's employment with the Company or any Affiliate was terminated by the Company without Cause (other than by reason of the Participant's death or Disability) prior to the date of the Change in Control or (ii) an action was taken with respect to the Participant prior to the date of the Change in Control that would have constituted Good Reason if taken after a Change in Control, and the Participant can reasonably demonstrate that such termination or action, as applicable, occurred at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, then the termination or action, as applicable, 5 will be treated for all purposes of this Plan as having occurred immediately following the Change in Control and such former Participant shall be entitled to the benefits of the Plan accordingly.

(c)Notwithstanding anything to the contrary, no Change in Control Severance Benefits shall be provided to a Participant unless the Participant has executed and not revoked a Separation Agreement and General Release in substantially the form attached hereto as Exhibit B (the "Release") within the time period set forth in the Release.

4.2Amount of Change in Control Severance Benefits. If a Participant's employment is terminated in circumstances entitling him or her to Change in Control Severance Benefits as provided in Section 4.1, then the Company shall pay to the Participant in a single lump sum cash payment within sixty (60) days after the Termination Date (or such later date as may be required by Article 8 hereof), a severance payment equal to the Payment Multiple applicable to such Participant times the sum of (x) the Participant's then-current Base Salary (or, if higher, the Participant's Base Salary as in effect immediately prior to the Change in Control) and (y) the higher of the Participant's Target Annual Bonus for the year in which the Change in Control occurs or the Participant's Target Annual Bonus for the year in which the Termination Date occurs.

4.3Annual Bonus for Year in Which a Change in Control Occurs. The annual cash incentive bonus for Participants for the year in which a Change in Control occurs shall be an amount equal to the Participant's Target Annual Bonus for such year, times a fraction, the numerator of which is the number of days in the fiscal year preceding the Change in Control and the denominator of which is 360 (the "Prorated Target Bonus"). A Participant's Prorated Target Bonus shall be paid within 30 days after the Change in Control. The Company or its successor may, but shall not be required to, institute a prorated cash incentive bonus opportunity for the portion of the year occurring after the Change in Control.

4.4Equity Awards. All of the Participant's equity awards outstanding on the Termination Date shall be governed by the plans under which they were granted and the agreements evidencing such awards.

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4.5Non-Duplication of Benefits. In the event that a Participant becomes entitled to receive benefits under this Plan and any such benefit duplicates a benefit that would otherwise be provided under any other plan, program, arrangement or agreement as a result of the Participant's termination of employment, then the Participant shall be entitled to receive the greater of the benefit available under the Plan, on the one hand, and the benefit available under such other plan, program, arrangement or agreement, on the other.

4.6Full Settlement No Mitigation. The Company's obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others. In no event 6 shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

ARTICLE 5

REDUCTION OF PAYMENTS

5.1Mandatory Reduction of Payments in Certain Events.

(a)Notwithstanding anything in this Plan to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, prior to the making of any Payment to the Participant, a calculation shall be made comparing (i) the net benefit to the Participant of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Participant if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the "Reduced Amount"). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in subsection (b) below). For purposes of this Section 5.1, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 5.1, the "Parachute Value" of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in Section 5.1(a)(i) and (ii) above shall be made at the expense of the Company by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the "Determination Firm") which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial deteunination by the Determination Firm hereunder, it is possible that Payments which the Participant was entitled to, but did not receive pursuant to Section 5.1(a), could have been made without the imposition of the Excise Tax ("Underpayment"). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant but no later than March 15 of the year after the year in which the 7 Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

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(c)In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 5.1 shall be of no further force or effect.

ARTICLE 6

NOTICE; TERMINATION DATE

6.1Written Notice Required. Any purported termination of employment, whether by the Company or by the Participant, shall be communicated by written notice to the other (a "Notice of Termination"). The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant's or the Company's rights hereunder.

6.2Termination Date. In the case of the Participant's death, the Participant's Termination Date shall be his or her date of death. In all other cases, the Participant's Termination Date shall be the date of receipt of the Notice of Termination or any later date specified therein within 60 days after receipt of the Notice of Termination.

ARTICLE 7

DURATION; AMENDMENT AND TERMINATION

7.1Duration. The Plan shall become effective as of the Effective Date, and shall continue until terminated by the Committee or the Board. Subject to Section 7.2, the Committee or the Board may terminate the Plan as of any date that is at least twenty-four (24) months after the date of the Committee's or the Board's action. If any Participants become entitled to any payments or benefits hereunder during such 24-month period, this Plan shall continue in full force and effect and shall not terminate or expire with respect to such Participants until after all such Participants have received such payments and benefits in full.

7.2Amendment and Termination. Subject to the following sentence, the Plan may be amended from time to time in any respect by the Committee or the Board; provided, however, that any amendment that would adversely affect the rights or potential rights of Participants shall not be effective for at least twenty-four (24) months after the date of the Board's action; and, provided, further, that in the event that a Change in Control occurs within twenty-four (24) months following an amendment to the Plan that would adversely affect the rights or potential rights of Participants, the amendment will not be effective. In anticipation of or on or following a Change in Control, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants without the consent of each Participant so affected. For the avoidance of doubt, removal of a Participant as a Participant (other than as a result of the Participant ceasing to be an Employee) or any reduction in payments or benefits shall be deemed to be an amendment of the Plan which adversely affects the rights of the Participant.

7.3Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Committee or the Board. Subject to Sections 7.1 and 7.2 above (i) an amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants' rights and benefits hereunder, and (ii) a termination of the Plan shall in accordance with the terms hereof automatically effect a termination of all Participants' rights and benefits hereunder.

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7.4Claims Procedure.

(a)A Participant may file a claim with respect to amounts asserted to be due hereunder by filing a written claim with the Committee specifying the nature of such claim in detail. The Committee shall notify the claimant within 60 days as to whether the claim is allowed or denied, unless the claimant receives written notice from the Committee prior to the end of the 60 day period stating that special circumstances require an extension of time for a decision on the claim, in which case the period shall be extended by an additional 60 days. Notice of the Committee's decision shall be in writing, sent by mail to the Participant's last known address and, if the claim is denied, such notice shall (i) state the specific reasons for denial, (ii) refer to the specific provisions of the Plan upon which such denial is based, and (iii) if applicable, describe any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the review procedure in Section 7.4(b).

(b)A claimant is entitled to request a review of any denial of his claim under Section 7.4(a). The request for review must be submitted to the Committee in writing within 60 days of mailing by the Committee of notice of the denial. Absent a request for review within the 60 day period, the claim will be deemed conclusively denied. The claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing to the Committee. The review shall be conducted by the Committee, which shall afford the claimant a hearing and which shall render a decision in writing within 60 days of a request for a review, provided that, if the Committee determines prior to the end of such 60 day review period that special circumstances require an extension of time for the review and decision of the denial, the period for review and decision on the denial shall be extended by an additional 60 days. The claimant shall receive written notice of the Committee's review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

(c)If after complying with the claims procedures in Section 7.4(a) and (b), a Participant is unsatisfied with the Committee's resolution of the claim, the Company agrees that the final resolution of the claim shall be settled by arbitration. The arbitration shall be conducted in the County of Los Angeles, California, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney's fees and costs to either or both parties. Such an award shall be binding and conclusive upon the parties, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

ARTICLE 8

CODE SECTION 409A

8.1General. This Plan shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Participant as a result of the application of Section 409A of the Code.

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8.2Definitional Restrictions. Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code ("Non-Exempt Deferred Compensation") would otherwise be payable or distributable hereunder by reason of the Participant's termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of "separation from service" in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant "separation from service," or such later date as may be required by Section 8.3 below.

8.3Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan by reason of the Participant's separation from service during a period in which he or she is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant's separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant's separation from service (or, if the Participant dies during such period, within 30 days after the Participant's death) (in either case, the "Required Delay Period"); and

(ii)the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term "Specified Employee" has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that the Company's Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

8.4Timing of Release of Claims. Whenever in this Plan a payment or benefit is conditioned on the Participant's execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the Termination Date; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

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ARTICLE 9

MISCELLANEOUS

9.1Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Company's policies regarding termination of employment.

9.2Nature of Plan and Benefits. Participants and any other person who may have rights hereunder shall be unsecured general creditors of the Company with respect to the Change in Control Severance Benefits due hereunder, and all amounts shall be payable from the general assets of the Company.

9.3Withholding of Taxes. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

9.4No Effect on Other Benefits. Change in Control Severance Benefits, if any, shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

9.5Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.6Successors. This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same 'Timmer and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

9.7Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant's estate. A Participant's rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

9.8Enforcement. This Plan is intended to constitute an enforceable contract between the Company and each Participant subject to the terms hereof.

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9.9Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of California, without reference to principles of conflict of law.

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The foregoing is hereby acknowledged as being the Superior Industries International, Inc. Executive Change in Control Severance Plan as adopted by the Committee on March 18, 2011, and amended and restated on March 30, 2012.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:	/s/ Steven I. Boric
Steven I. Boric
Chairman, CEO and President

4847-8396-3589.1

EXHIBIT A

Participants in the

Superior Industries International, Inc. Executive Change in Control Severance Plan

Tier I Participants as of March 18, 2011

Steven J. Borick

Michael J. O'Rourke

Parveen Kakar

Kerry A. Shiba

Robert A. Earnest

Tier II Participants as of March 30, 2012

James Taylor

Michael D. Nelson

The undersigned officer of Superior Industries International, Inc. attests that the above list of Participants in the Executive Change in Control Severance Plan is current and correct as of March 30, 2012.

/s/ Robert A. Earnest
Robert A. Earnest
Corporate Secretary

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EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE

(Date Given to Employee)

This Separation Agreement and General Release (this "Agreement") is entered into by and between Superior Industries International, Inc. (together with its subsidiaries and affiliates, the "Company") and the undersigned employee ("Employee").

Notice to Employee:

Under the Superior Industries International, Inc. Executive Change in Control Severance Plan (the "Plan") you are eligible to receive severance pay if you agree to waive, to the extent permitted by law, all of your potential claims against the Company and agree to the other terms in this Separation Agreement. This means that you cannot sue or pursue any other claim against the Company as provided for in this release. PLEASE READ THIS DOCUMENT CAREFULLY BEFORE YOU SIGN IT. ALSO, YOU ARE ADVISED TO CONSULT AN ATTORNEY OR OTHER REPRESENTATIVE BEFORE SIGNING THIS DOCUMENT. YOU HAVE TWENTY-ONE (21) DAYS TO THINK ABOUT WHETHER YOU WANT TO SIGN THIS DOCUMENT AND TO CONSULT WHOMEVER YOU WISH.

1.	In consideration for signing this Separation Agreement and General Release, you are entitled to receive severance pay and benefits under the Plan.
2.

IF YOU SIGN THIS AGREEMENT, YOU ARE PERMANENTLY WAIVING (GIVING UP) YOUR RIGHT TO SUE THE COMPANY FOR ANY REASON PROVIDED HEREIN. YOUR WAIVER WILL INCLUDE ANY RIGHTS YOU HAVE TO SUE THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, STAlh WRONGFUL TERMINATION LAWS, AND ALL OTHER LAWS AND REGULATIONS UNDER WHICH YOU MIGHT BE ABLE TO ASSERT ANY CLAIM AGAINST THE COMPANY.

3.

You will be waiving all claims which have arisen or may arise in the future, whether known or unknown, that are based on acts or events that have occurred up until the Effective Date (as defined herein).

4.

Because this waiver involves your legal rights, you are advised to speak with an attorney before signing this Agreement. You have twenty-one (21) days from the date listed at the top of this page to make your decision. If you have not signed this Agreement by the end of the twenty-first (21st) day after the date listed above, you will be ineligible to receive any severance pay.

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5.

In addition, you will have seven (7) days from the date you sign this Agreement to revoke it. This means that if you change your mind for any reason after signing the Agreement, you can revoke it if you notify the Company within seven (7) days. You must notify the Company in writing and the notice must be received by the Company within seven (7) days of the date you sign this Agreement. This Agreement will become effective on the eighth (8th) day after you sign it (the "Effective Date"). Any revocation of this Agreement must be made in writing and delivered within the seven-day revocation period to: Robert A. Earnest, Vice President, General Counsel and Secretary, Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

Part I	Release of Claims and Covenant Not to Sue.

In consideration of the severance pay from the Company set forth above, the receipt and sufficiency of which are hereby acknowledged, Employee, on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES Company, its successors, subsidiaries, parent corporations, assigns, joint ventures, and affiliated companies, and their respective agents, legal representatives, shareholders, attorneys, employees, officers and directors, (collectively, the "Releasees") from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION, whether known or unknown, fixed or contingent, that he may have or claim to have against Company or any of the Releasees for any reason as of the Effective Date (as defined above). Except to the extent that applicable law requires that Employee be allowed to file a Charge with the Equal Employment Opportunity Commission ("EEOC"), Employee further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge or to assert any claim against any of the Releasees based on facts that occurred prior to, or that exist as of, the Effective Date. This Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under severance plans and contracts, and claims growing out of any legal restrictions on Company's rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including, without limitation, the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1964 ("Title VII"), as amended, 42 U.S.C. § 2000e, et seq., 42 U.S.C. § 1981, as amended, the Americans With Disabilities Act ("ADA"), as amended, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, as amended, as amended, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, 29 U.S.C. § 301 et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993 ("FMLA"), as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act ("FLSA"), as amended, 29 U.S.C. § 201 et seq., the Employee Polygraph Protection Act of 1988, 29 U.S.C. § 2001, et seq., all other state and federal code sections and legal principles, including, without limitation, claims for defamation and slander, and the state and federal worker's compensation laws. Employee further agrees that if anyone (including, but not limited to, Employee, the EEOC or any other government agency or similar such body) makes a claim or undertakes an investigation involving Employee in any way, Employee waives any and all right and claim to financial recovery resulting from such claim or investigation.

As a material inducement for Superior Industries International, Inc. to enter into this Agreement, Employee represents and warrants that he does not have any complaint, claim or action pending against Company or any of the Releasees in any federal, state or local court or government agency or before any arbitrator or other tribunal.

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Part II	Non-Disparagement.

Employee hereby agrees that he shall not disparage, criticize or otherwise publish or communicate any statements or opinions that are derogatory to or could otherwise harm the business or reputation of the Company. However, Employee is not restricted from making any factual statement that is required to be disclosed by law, subpoena, court order or other legal process.

Part III	Return of Property.

Employee agrees to return immediately and warrants that he has returned before executing or receiving payment pursuant to this Agreement, all documents, materials and other things in his possession or control relating to Company, or that have been in his possession or control at the time of or since the termination of his employment with Company, without retaining any copies, summaries, abstracts, excerpts, portions, replicas or other representations thereof. Employee likewise represents and warrants that Company has returned all of Employee's personal property and that any such property is no longer in possession of Company.

This Agreement has been executed voluntarily by the parties. The parties acknowledge that they have read this Agreement carefully, that they have had a full and reasonable opportunity to consider this Agreement, and that they have not been pressured or in any way coerced, threatened or intimidated into its execution.

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SIGNATURE BY EMPLOYEE

I acknowledge that I have been advised to consult with an attorney prior to signing this Agreement. I further acknowledge that the consideration for signing this Agreement is a benefit to which I otherwise would not have been entitled had I not signed this Agreement.

I have read this entire document and I understand and agree to each of its terms. SPECIFICALLY, I AGREE THAT BY SIGNING THIS DOCUMENT, I AM WAIVING MY RIGHTS TO SUE THE COMPANY AS SET FORTH ABOVE IN PART L I also understand that this is the entire Agreement between the Company and me regarding severance pay and the termination of my employment and that no other agreements or promises about those matters, written or oral will be enforceable.

(Signature of Employee)	(Date Signed)

(Print Employee Name)	(Witness)

ACCEPTANCE BY THE COMPANY

The Company hereby enters into and accepts this Agreement as set forth above.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:
Name:
Title:

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